Mazars LLP
Certified Public Accountants
May 10, 2010
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to item 16F of Form 20-F for the event that occurred on September 29, 2009, to be filed by our former client, Asia Pacific Wire & Cable Corporation Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,

Mazars LLP
Public Accountants and
Certified Public Accountants
Singapore
133 cecil street, #15-02 keck seng tower, singapore 069535
tel: (65) 6224 4022 - fax: (65) 6225 3974 - www.mazars.sg
MAZARS LLP

CERTIFIED PUBLIC ACCOUNTANTS

Mazars LLP is the singapore firm of mazars, an international advisory and accountancy group that operates as a single integrated partnership.

Mazars LLP is a limited liability partnership registered in singapore with registered number t07ll0916h and its registered office as above.